UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 4, 2007

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	91-1696175
(Commission File Number)	(IRS Employer Identification No.)

234 Ninth Avenue North, Seattle, Washington	98109
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2007, the board of directors of Jones Soda Co. (the “Company”) accepted the resignation of Peter M. van Stolk as chief executive officer and chairman of the board of directors of the Company effective as of December 31, 2007. In addition, on December 4, 2007, the Company entered into a Memorandum of Understanding (the “MOU”) with Mr. van Stolk, pursuant to which the Company and Mr. van Stolk agreed that Mr. van Stolk will remain as a member of the Company’s board of directors. The MOU also provides that Mr. van Stolk shall be entitled to receive separation payments in the aggregate amount of $225,000 per year for two years following his resignation, payable in equal monthly installments, and that the Company will make an additional payment of $100,000 to Mr. van Stolk on January 18, 2008, provided that this additional payment is subsequently donated by Mr. van Stolk to a designated charity to which Mr. van Stolk had previously made a commitment. In addition, the MOU provides that the Company and Mr. van Stolk have agreed to enter into a definitive severance agreement which will contain, among other things, covenants regarding non-disparagement, non-competition, non-solicitation and confidentiality. Until the date of the execution of the severance agreement, Mr. van Stolk has agreed to abide by the surviving terms of his current employment agreement with the Company.

On December 4, 2007, the Company’s board of directors appointed Scott Bedbury to the position of interim chairman of the board of directors and Stephen C. Jones to the position of interim chief executive officer, in each case, effective as of January 1, 2008. The Company has commenced a search for a new chief executive officer.

Mr. Bedbury, 50, has served as one of the Company’s directors since August 2003. Mr. Bedbury is currently chief executive officer of Brandstream, an independent brand consultancy, and a speaker for the Leigh Bureau. Mr. Bedbury was a senior vice president of marketing at Starbucks from 1995 to 1998. Prior to that, he spent seven years as head of advertising for Nike, where he launched the “Just Do It” campaign. As chief executive officer of Brandstream, Mr. Bedbury has provided brand consulting to such companies as Coca Cola, Mattel Inc, Microsoft, Merck, Disney and Procter and Gamble. In addition, Mr. Bedbury is the author of A New Brand World: Eight Principles for Achieving Brand Leadership in the 21st Century. Mr. Bedbury holds a Bachelor of Arts degree from the University of Oregon.

Mr. Jones, 51, has served as one of the Company’s directors since March 2006. Mr. Jones is currently a consultant to Denneen and Company, a Boston-based strategy consulting business, where he served as president and partner from October 2006 to June 2007. Since June 2007 Mr. Jones has served as vice president of Calabria Mia Fine Foods, an Italian food producer and distributor, and since 2003 he has been the chief executive officer of Brand Ignition Group, a private company that works with private equity funds to identify and acquire emerging high growth consumer products companies, of which he was also a founder. From 1986 to 2003, Mr. Jones worked in various positions with The Coca-Cola Company, most recently serving as its chief marketing officer.

A copy of the Company’s press release dated December 4, 2007 announcing Mr. van Stolk’s resignation and the appointment of Messrs. Bedbury and Jones, as interim chairman of the board of directors and interim chief executive officer, respectively, is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. In addition, a copy of the MOU is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1.	Memorandum of Understanding dated December 4, 2007 between Jones Soda Co. and Peter van Stolk
99.1.	Press Release dated December 4, 2007 issued by Jones Soda Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

Date:	December 4, 2007	By:	/s/ Hassan N. Natha
Hassan N. Natha
Chief Financial Officer